Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (333-48402, 333-130396, 333-135863, 333-150900, 333-189851 and 333-217283) of Lakeland Financial Corporation of our report dated February 28, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Lakeland Financial Corporation for the year ended December 31, 2018.

/s/ Crowe LLP

South Bend, Indiana
February 28, 2019